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                                                    [LYONDELL LOGO APPEARS HERE]



               LYONDELL DETAILS EARNINGS AND COST REDUCTION GOALS

     HOUSTON, March 25, 1998 -- Lyondell Petrochemical Company (NYSE:LYO) has set a goal to grow earnings per share by 10% per year on a 5-year rolling average, Dan F. Smith, Lyondell's President and Chief Executive Officer told a group of securities analysts visiting the company in Houston. This is from a base of $2.63 per share, which was the average for the 5-year period 1993-1997.

     The current estimates for Lyondell's earnings per share by the investment community are $2.25 for 1998 and $2.11 for 1999.

     "If the investment community estimates for 1998 are correct, we would have to earn substantially more than they are estimating for1999 to achieve our goal," Smith said.

     "While we cannot control the petrochemical cycle, we believe that the actions we have taken to reposition our petrochemicals and refining businesses and strengthen our financial position gives us more control over earnings per share," Smith said.

     Lyondell also has set significant cost reduction and revenue enhancement targets. As previously announced, the addition of Occidental to the Equistar joint venture is expected to generate pre-tax profit improvement synergies of more than $275 million annually by year-end 2000. In addition, Lyondell's other major joint venture, LYONDELL-CITGO Refining Company Ltd. expects to improve annual pre-tax profits by more than $150 million in 5 years. "The Company is well positioned from a cash flow standpoint at this point in the cycle to take advantage of investment opportunities both internally and externally," said Smith.

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For information, contact:
-------------------------
Media - Jackie Wilson (713) 652-4596
Investors - Kevin DeNicola (713) 652-4590

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the Securities and Exchange Commission filings of Lyondell.

Lyondell Petrochemical Company is a major chemical and refining company, with majority ownership positions in the premier olefins, polymers and refining companies in North America. Lyondell is:

 . The largest producer of ethylene, propylene and polyethylene in North America and a leading producer of high value-added specialty polymers, color concentrates and polymeric powder through its interest in Equistar
   Chemicals, LP.

 . One of the largest and most profitable refiners in the United States, processing very heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel, through its 58.5% interest in LYONDELL-CITGO Refining Company Ltd.

 . The third-largest methanol producer in the U.S., through its 75% interest in Lyondell Methanol Company LP.

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